Exhibit 99.01

NuStar Energy L.P. Reports Second Quarter 2020 Earnings Results

Solid Results Reported Despite Challenges of Global Pandemic, Including Some Improvements Over Second Quarter 2019 Results

Second Quarter Storage Segment Performance Shines

Promising Recovery for Refined Product and Crude Pipeline Volumes

Provides Encouraging 2020 Outlook

SAN ANTONIO, August 4, 2020 - NuStar Energy L.P. (NYSE: NS) today announced results for the three months ended June 30, 2020. “Despite the challenges of a global pandemic, a crushing economic downturn, and a historic collapse in crude oil prices, we are very pleased to have generated solid second quarter 2020 results, some of which exceeded our second quarter 2019 results, thanks to our great employees, our world-class assets and our blue-chip, quality customers,” said NuStar President and CEO Brad Barron.

While NuStar reported second quarter 2020 income from continuing operations of $30 million, compared to $47 million for the second quarter of 2019, NuStar also reported earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations of $162 million for the second quarter of 2020, up from $161 million from the same period in 2019.

Distributable cash flow (DCF) from continuing operations was $62 million for the second quarter of 2020, compared to $83 million in the second quarter of 2019, primarily as a result of increased interest expense. And the distribution coverage ratio to common limited partners from continuing operations was 1.43 times for the current period.

“To improve EBITDA during a quarter that was a low-water mark for not only U.S. refined product demand, but also U.S. refinery utilization and U.S. crude oil production, in an environment in which individuals and businesses around the world were struggling, is a true testament to the self-help actions we took over the past months and the resilience and flexibility we have built into our business over the past few years,” Barron said.

“In 2019, we lowered our leverage below four times, and we brought in a number of key low-multiple/high-return projects on time and under budget. In March, when faced with the global pandemic and dramatic economic downturn, we prioritized, adapted and took action to protect our employees and our stakeholders by cutting our spending to preserve cash, and we are proud to have delivered solid second quarter results during one of the most challenging quarters in the history of the U.S. energy industry.

“In addition to these self-help measures, we also seized the opportunities presented by contango in the storage market during the second quarter and successfully filled 100 percent of our available storage capacity. Also, our storage segment benefitted from a full quarter’s contribution from the completion of our Taft 30” pipeline, which flows into our North Beach Terminal within our Corpus Christi Crude System, which more than outweighed Covid-19-related throughput declines at certain facilities that directly support some of our customers’ refineries. Our storage segment also benefited from our Mexico and West Coast expansion projects, and new storage contracts and renewals of existing contracts that all together brought online about 3 million barrels of previously idled storage capacity,” Barron noted.

“And, as the second quarter progressed, we saw refined product demand improve. In fact, during the second quarter alone, we moved almost 138 million barrels of crude oil and refined products through our pipelines. And we have seen additional encouraging signs of progress toward recovery in July and thus far in August as well. On average, so far this quarter, we are at about 94 percent of typical demand across our refined products system, which has improved significantly over the low of approximately 70 percent we saw in April,” said Barron.

“Taking all these factors into account, we continue to project that NuStar will generate full-year 2020 adjusted EBITDA of between $665 and $735 million, which is the same guidance we provided in May and is, midpoint to midpoint, less than 6% lower than our pre-pandemic guidance,” Barron said.

Self-help Measures to Preserve Cash and Strengthen Balance Sheet
“As noted above, during the months of March through May, we acted quickly and decisively to reduce spending and preserve cash,” Barron said, noting the following actions:

•“We improved our near-term liquidity through a significant reduction in our 2020 spending and lowered our strategic capital by over $145 million, or approximately 45 percent below levels we forecasted in early 2020;

•“We identified $40-$50 million of controllable and operating expense reductions for the full-year of 2020;

•“We also obtained a leverage-neutral term loan and reduced our distribution, both in an effort to further assure we have the liquidity to address our near-term debt maturities.”

Encouraging Demand Trends
“As the second quarter progressed we saw refined product demand improve, which was evidenced by the following:

•“Our Central East system in the Midwest, which serves a rural population with healthy agricultural demand, has seen system throughputs rebound strongly from lows of 80 percent back up to about 95 percent. At the same time, the distillate market in that region has continued to hold up, as it has throughout the year;

•“Our ammonia pipeline, another bright spot in the Midwest, has continued to perform at near-record levels with strong agricultural demand again this year;

•“On our Central West system, we saw system throughputs decline to about 65 percent at its low point in April, as refinery utilization dropped to accommodate demand deterioration in Texas and surrounding states. We have seen numbers improve in recent months to close to 80 percent despite the uptick in COVID-19 cases in Texas since Memorial Day; and

•“In South Texas, our system throughputs, at the low point, were about 75 percent. Since that low, we have seen overall system throughputs rebound sharply to pre-pandemic levels.”

Barron then provided an update on NuStar’s crude pipeline business.

“On the crude pipeline side of our business, we continue to believe in the viability and fundamental strength of U.S. shale production, particularly in the Permian and specifically on our Permian Crude System. Prior to the pandemic, during the first quarter, our Permian system was moving an average of about 450,000 barrels per day, up about 4 percent over fourth quarter 2019. Then in May, U.S. rig counts fell, and so did production, across the U.S., in the Permian and on our system. We are encouraged that our volumes rebounded in July to 434,000 barrels per day, 21 percent above our May lows and 8 percent above our second quarter 2020 average. We are also encouraged by our August nominations of 444,000 barrels per day. In light of the quicker-than-expected recovery and our customers’ drilling plans, we have raised our expected 2020 exit rate to about 401,000 barrels per day, about 8.5% higher than our projection that we provided in May.

“With regard to our Corpus Christi Crude System, we are seeing some reason for optimism on exports. After seeing exports dip below minimum volume commitments in May, we have been pleased with the ramp-up we have seen in June, July and in the beginning of August in both WTI and Eagle Ford volumes.”

Conference Call Details
A conference call with management is scheduled for 9:00 a.m. CT today, August 4, 2020. The partnership plans to discuss the second quarter 2020 earnings results, which will be released earlier that day. Investors interested in listening to the discussion may dial toll-free 844/889-7787, passcode 8774744. International callers may access the discussion by dialing 661/378-9931, passcode 8774744. The partnership intends to have a playback available following the discussion, which may be accessed by dialing toll-free 855/859-2056, passcode 8774744. International callers may access the playback by dialing 404/537-3406, passcode 8774744. The playback will be available until 12:00 p.m. CT on September 3, 2020.

Investors interested in listening to the live discussion or a replay via the internet may access the discussion directly at https://edge.media-server.com/mmc/p/bqyuuamr or by logging on to NuStar Energy L.P.’s website at www.nustarenergy.com.

NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, is one of the largest independent liquids terminal and pipeline operators in the nation. NuStar currently has approximately 10,000 miles of pipeline and 75 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids. The partnership’s combined system has approximately 75 million barrels of storage capacity, and NuStar has operations in the United States, Canada and Mexico. For more information, visit NuStar Energy L.P.'s website at www.nustarenergy.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes, and the related conference call will include, forward-looking statements regarding future events, such as the partnership’s future performance, plans, capital expenditures and expense reductions. All forward-looking statements are based on the partnership’s beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s 2019 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Actual results may differ materially from those described in the forward-looking statements. Except as required by law, the partnership does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit, Per Unit and Ratio Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Statement of Income Data:
Revenues:
Service revenues	$284,151	$282,472	$600,897	$541,499
Product sales	55,389	89,973	131,434	178,772
Total revenues	339,540	372,445	732,331	720,271
Costs and expenses:
Costs associated with service revenues:
Operating expenses	101,078	101,095	201,260	196,506
Depreciation and amortization expense	69,214	64,991	137,275	129,809
Total costs associated with service revenues	170,292	166,086	338,535	326,315
Cost of product sales	50,676	86,389	118,126	172,571
Goodwill impairment loss	—	—	225,000	—
General and administrative expenses	23,700	24,868	46,671	50,559
Other depreciation and amortization expense	2,171	1,819	4,357	3,938
Total costs and expenses	246,839	279,162	732,689	553,383
Operating income (loss)	92,701	93,283	(358)	166,888
Interest expense, net	(59,499)	(45,693)	(106,993)	(89,984)
Other (expense) income, net	(1,626)	621	(8,115)	1,412
Income (loss) from continuing operations before income tax expense	31,576	48,211	(115,466)	78,316
Income tax expense	1,810	1,296	2,409	2,478
Income (loss) from continuing operations	29,766	46,915	(117,875)	75,838
Loss from discontinued operations, net of tax	—	(964)	—	(307,750)
Net income (loss)	$29,766	$45,951	$(117,875)	$(231,912)

Basic net (loss) income per common unit:
Continuing operations	$(0.06)	$0.11	$(1.74)	$0.05
Discontinued operations	—	(0.01)	—	(2.86)
Total net (loss) income per common unit	$(0.06)	$0.10	$(1.74)	$(2.81)

Basic weighted-average common units outstanding	109,194,722	107,763,016	109,046,061	107,647,957

Other Data (Note 1):
EBITDA from continuing operations	$162,460	$160,714	$133,159	$302,047
DCF from continuing operations	$62,491	$82,892	$184,810	$150,317
Distribution coverage ratio from continuing operations	1.43x	1.28x	2.11x	1.16x

	For the Four Quarters Ended June 30,
	2020	2019
Consolidated Debt Coverage Ratio (Note 1)	3.94x	3.95x

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Pipeline:
Crude oil pipelines throughput (barrels/day)	1,063,739	1,089,848	1,297,892	1,054,425
Refined products and ammonia pipelines throughput (barrels/day)	452,678	569,820	523,555	536,836
Total throughput (barrels/day)	1,516,417	1,659,668	1,821,447	1,591,261
Throughput and other revenues	$166,108	$172,493	$361,789	$328,744
Operating expenses	50,099	52,930	100,345	101,028
Depreciation and amortization expense	44,028	40,851	87,387	81,700
Goodwill impairment loss	—	—	225,000	—
Segment operating income (loss)	$71,981	$78,712	$(50,943)	$146,016
Storage:
Throughput (barrels/day)	348,189	395,512	513,510	380,267
Throughput terminal revenues	$32,199	$23,170	$70,922	$44,856
Storage terminal revenues	87,208	87,233	171,702	169,047
Total revenues	119,407	110,403	242,624	213,903
Operating expenses	50,979	48,165	100,915	95,478
Depreciation and amortization expense	25,186	24,140	49,888	48,109
Segment operating income	$43,242	$38,098	$91,821	$70,316
Fuels Marketing:
Product sales	$54,025	$89,549	$127,927	$177,628
Cost of goods	50,115	85,802	117,069	171,303
Gross margin	3,910	3,747	10,858	6,325
Operating expenses	561	587	1,066	1,240
Segment operating income	$3,349	$3,160	$9,792	$5,085
Consolidation and Intersegment Eliminations:
Revenues	$—	$—	$(9)	$(4)
Cost of goods	—	—	(9)	28
Total	$—	$—	$—	$(32)
Consolidated Information:
Revenues	$339,540	$372,445	$732,331	$720,271
Costs associated with service revenues:
Operating expenses	101,078	101,095	201,260	196,506
Depreciation and amortization expense	69,214	64,991	137,275	129,809
Total costs associated with service revenues	170,292	166,086	338,535	326,315
Cost of product sales	50,676	86,389	118,126	172,571
Goodwill impairment loss	—	—	225,000	—
Segment operating income	118,572	119,970	50,670	221,385
General and administrative expenses	23,700	24,868	46,671	50,559
Other depreciation and amortization expense	2,171	1,819	4,357	3,938
Consolidated operating income (loss)	$92,701	$93,283	$(358)	$166,888

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Ratio Data)
Note 1: NuStar Energy L.P. utilizes financial measures, such as earnings before interest, taxes, depreciation and amortization (EBITDA), distributable cash flow (DCF) and distribution coverage ratio, which are not defined in U.S. generally accepted accounting principles (GAAP). Management believes these financial measures provide useful information to investors and other external users of our financial information because (i) they provide additional information about the operating performance of the partnership’s assets and the cash the business is generating, (ii) investors and other external users of our financial statements benefit from having access to the same financial measures being utilized by management and our board of directors when making financial, operational, compensation and planning decisions and (iii) they highlight the impact of significant transactions. We may also adjust these measures or calculate them based on continuing operations, to enhance the comparability of our performance across periods.
Our board of directors and management use EBITDA and/or DCF when assessing the following: (i) the performance of our assets, (ii) the viability of potential projects, (iii) our ability to fund distributions, (iv) our ability to fund capital expenditures and (v) our ability to service debt. In addition, our board of directors uses EBITDA, DCF and a distribution coverage ratio, which is calculated based on DCF, as some of the factors in its compensation determinations. DCF is a widely accepted financial indicator used by the master limited partnership (MLP) investment community to compare partnership performance. DCF is used by the MLP investment community, in part, because the value of a partnership unit is partially based on its yield, and its yield is based on the cash distributions a partnership can pay its unitholders.
None of these financial measures are presented as an alternative to net income, or for any periods presented reflecting discontinued operations, income from continuing operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with GAAP.
The following is a reconciliation of income (loss) from continuing operations to EBITDA from continuing operations, DCF from continuing operations and distribution coverage ratio from continuing operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Income (loss) from continuing operations	$29,766	$46,915	$(117,875)	$75,838
Interest expense, net	59,499	45,693	106,993	89,984
Income tax expense	1,810	1,296	2,409	2,478
Depreciation and amortization expense	71,385	66,810	141,632	133,747
EBITDA from continuing operations	162,460	160,714	133,159	302,047
Interest expense, net	(59,499)	(45,693)	(106,993)	(89,984)
Reliability capital expenditures	(7,422)	(5,625)	(11,051)	(8,547)
Income tax expense	(1,810)	(1,296)	(2,409)	(2,478)
Long-term incentive equity awards (a)	2,052	2,168	3,986	4,535
Preferred unit distributions	(30,684)	(30,423)	(61,107)	(60,846)
Goodwill impairment loss (b)	—	—	225,000	—
Other items	(2,606)	3,047	4,225	5,590
DCF from continuing operations	$62,491	$82,892	$184,810	$150,317

Distributions applicable to common limited partners	$43,678	64,658	$87,408	$129,348
Distribution coverage ratio from continuing operations (c)	1.43x	1.28x	2.11x	1.16x
(a)We intend to satisfy the vestings of these equity-based awards with the issuance of our common units. As such, the expenses related to these awards are considered non-cash and added back to DCF. Certain awards include distribution equivalent rights (DERs). Payments made in connection with DERs are deducted from DCF.
(b)Represents a non-cash goodwill impairment charge related to our crude oil pipelines reporting unit.
(c)Distribution coverage ratio is calculated by dividing DCF by distributions applicable to common limited partners.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Ratio Data)

The following is the reconciliation for the calculation of our Consolidated Debt Coverage Ratio, as defined in our revolving credit agreement (the Revolving Credit Agreement). The reconciliation of net income (loss) to EBITDA includes reconciling items from continuing and discontinued operations on a combined basis.

	For the Four Quarters Ended June 30,
	2020	2019
Net income (loss)	$8,344	$(181,650)
Interest expense, net	200,079	179,481
Income tax expense	4,685	6,745
Depreciation and amortization expense	280,809	292,278
EBITDA	493,917	296,854
Impairment losses (a)	225,000	336,838
Other expense (b)	5,785	38,709
Equity awards (c)	13,175	12,140
Pro forma effect of dispositions (d)	4,777	(7,638)
Material project adjustments and other items (e)	26,148	79,901
Consolidated EBITDA, as defined in the Revolving Credit Agreement	$768,802	$756,804

Total consolidated debt	$3,434,124	$3,429,740
NuStar Logistics' floating rate subordinated notes	(402,500)	(402,500)
Proceeds held in escrow associated with the Gulf Opportunity Zone Revenue Bonds	—	(41,476)
Consolidated Debt, as defined in the Revolving Credit Agreement	$3,031,624	$2,985,764

Consolidated Debt Coverage Ratio (Consolidated Debt to Consolidated EBITDA)	3.94x	3.95x
(a) For the four quarters ended June 30, 2020, this adjustment represents a non-cash goodwill impairment charge related to our crude oil pipelines reporting unit. For the four quarters ended June 30, 2019, this adjustment represents non-cash impairment losses associated with long-lived assets and goodwill at the St. Eustatius terminal.
(b) Other expense is excluded for purposes of calculating Consolidated EBITDA, as defined in the Revolving Credit Agreement.
(c) This adjustment represents the non-cash expense related to the vestings of equity-based awards with the issuance of our common units.
(d) For the four quarters ended June 30, 2020, this adjustment represents the pro forma effects of the sale of our St. Eustatius operations as if we had completed the sale on July 1, 2019. For the four quarters ended June 30, 2019, this adjustment represents the pro forma effects of the sale of our European operations as if we had completed the sale on July 1, 2018.
(e) This adjustment represents a percentage of the projected Consolidated EBITDA attributable to any Material Project and other noncash items, as defined in the Revolving Credit Agreement.

The following is a reconciliation of net loss to EBITDA to adjusted EBITDA.

Projected for the Year Ended December 31, 2020
Net loss	$ (75,000 - 35,000)
Interest expense, net	225,000 - 240,000
Income tax expense	5,000 - 10,000
Depreciation and amortization expense	285,000 - 295,000
EBITDA	440,000 - 510,000
Goodwill impairment loss (a)	225,000
Adjusted EBITDA	$ 665,000 - 735,000
(a)Represents a non-cash goodwill impairment charge related to our crude oil pipelines reporting unit.